Exhibit (a) (7)
FOR IMMEDIATE RELEASE

Contact Information:
D.F. King & Co., Inc.	Ric DeCastro
(800) 967-5079	Investor Relations
crft@dfking.com	(972) 393-3800
investorrelations@craftmade.com
OVERWHELMING MAJORITY OF CRAFTMADE’S STOCKHOLDERS
REJECT LITEX’S TENDER OFFER
Craftmade Board Appreciates Support Shown By Stockholders Throughout Process
COPPELL, TEXAS, April 9, 2010 — Craftmade International, Inc. (OTCQX: CRFT) (“Craftmade” or the “Company”) today announced that it was pleased that the substantial majority of the Company’s stockholders chose not to tender their shares into Litex Industries, Limited’s (“Litex”) unsolicited, conditional tender offer. In a press release dated April 8, 2010, Litex announced that it had received less than 18% of the Company’s total outstanding shares. Litex’s hostile tender offer was set to expire on April 7 after having been open for more than a month, although Litex has now announced an extension.
“The tender results announced by Litex represent a decisive rejection by Craftmade’s stockholders of Litex’s unsolicited offer,” stated James R. Ridings, Chairman of Craftmade’s Board of Directors. “Clearly, the vast majority of our stockholders agree with the Board that this offer is simply inadequate from a financial perspective,” Ridings continued. “Our stockholders have shown that they recognize the strong value proposition in Craftmade shares, and the significant efforts that we have already implemented to improve financial results.”
The Craftmade Board has consistently maintained that Litex’s cash tender offer of $5.25 per share is opportunistic in light of the recent economic downturn and financially inadequate to stockholders in comparison to Craftmade’s long-term value.
J. Marcus Scrudder, Craftmade’s Chief Executive Officer, added, “We’ve talked with many of our stockholders, large and small, throughout this process, and we appreciate their support. Our efforts have already resulted in a substantial improvement in earnings last quarter, and, although there can be no assurance as to future prospects, there appear to be continuing, positive signs in the industries we serve.” Mr. Scrudder continued, “After having more than a month to consider Litex’s proposal, our stockholders have rejected it by an overwhelming margin. We want to thank our stockholders for their ongoing support and assure them that we continue to manage Craftmade with their long-term value in mind.”
The Craftmade Board continues to encourage all of Craftmade’s stockholders not to tender their shares to Litex during the extended offer period. In addition, Craftmade urges its stockholders to withdraw any previously tendered shares. Stockholders may contact their broker or dealer and request that any shares already tendered be withdrawn. Stockholders with questions or who need assistance in withdrawing shares could contact D.F. King & Co., Inc. at 800-967-5079.

About Craftmade
Founded in 1985, Craftmade is engaged in the design, manufacturing, distribution, and marketing of a broad range of home décor products, including proprietary ceiling fans, lighting products, and outdoor furniture. The Company distributes its premium products through a network of independent showrooms and mass retail customers through its headquarters and distribution facility in Coppell, Texas and manufacturing plant in Owosso, Michigan. More information about Craftmade can be found at www.craftmade.com.
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ADDITIONAL INFORMATION
In response to the tender offer commenced by Litex Acquisition #1, LLC, a wholly-owned subsidiary of Litex, Craftmade filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with Amendment No. 1 thereto, with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF CRAFTMADE ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE AND OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Craftmade through the web site maintained by the SEC at http://www.sec.gov.
This press release contains statements that are forward looking. These forward-looking statements include, but are not limited to, (i) statements concerning future financial condition and operations, including future cash flows, revenues, gross margins, earnings and variations in quarterly results, (ii) statements relating to future performance and stock price and (iii) other statements identified by words such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement can be found in the risk factors section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the SEC on September 28, 2009. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995, as amended.